Exhibit 99.1
Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME REPORTS THIRD QUARTER 2017 RESULTS

-- Strong ENHANZE® Momentum Following Landmark Collaboration Agreement with Bristol-Myers Squibb --

-- Royalty Revenue Increased 31 Percent from Prior-Year Period to $17.1 million on Growing Sales of Herceptin SC, MabThera SC in Q2 --

-- Revenue Guidance Raised, Expense Guidance Lowered, Resulting in Higher Year-End Cash Guidance of $400 million to $415 million --

SAN DIEGO, November 7, 2017 - Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today reported financial results and recent highlights for the third quarter ended September 30.

“During the third quarter, we realized clear benefits from strategies we have been executing against in both the ENHANZE and PEGPH20 pillars of our business,” said Dr. Helen Torley, president and chief executive officer. “On ENHANZE we significantly increased 2017 revenue and the potential future value of the technology with the signing of the landmark collaboration agreement with Bristol-Myers Squibb for development of up to 11 immuno-oncology targets, and with the expansion of our collaboration agreement with Roche. In addition, our partner Janssen took an important step towards the commercialization of a subcutaneous formulation of Darzalex® with the initiation of a Phase 3 study.

“In our PEGPH20 pillar, investigator interest remains strong in our HALO-301 study, resulting in continued progress with enrollment. An interim analysis will be conducted for the first primary endpoint of progression-free survival when we achieve the target number of events, which we project will occur in late Q4 2018.”

Third Quarter 2017 and Recent Highlights include:

•
Announcing a Global Collaboration and License Agreement with Bristol-Myers Squibb to develop subcutaneously administered Bristol-Myers Squibb immuno-oncology medicines using Halozyme’s ENHANZE drug-delivery technology. The agreement is the largest in company history including a $105 million upfront payment and $160 million in potential milestones for each of 11 immuno-oncology targets, including the initial target selection of programmed death 1 (PD-1).

•
Roche licensing a new ENHANZE target in exchange for a $30 million upfront payment and up to $160 million in potential development, regulatory and sales-based milestones. The agreement serves as an extension to the original collaboration between the companies, under which Roche has developed two subcutaneous formulations of cancer drugs for markets worldwide.

•
Janssen initiating the first of three planned Phase 3 studies of the subcutaneous formulation of DARZALEX® (daratumumab). Halozyme’s ENHANZE technology has the potential to enable a 15 ml injection to be delivered in five minutes or less, with no requirement for an intravenous loading dose. Data informing this decision from the Phase 1 PAVO study in patients with relapsed or refractory multiple myeloma were accepted for presentation at the 2017 American Society of Hematology Annual Meeting and Exposition. Upon the dosing of the third patient in the recently initiated study, Halozyme will earn a $15 million milestone payment.

•
Genentech launching RITUXAN HYCELA™ (rituximab/hyaluronidase human) for subcutaneous injection, a combination of rituximab and Halozyme's hyaluronidase human ENHANZE technology, for patients with follicular lymphoma, diffuse large B-cell lymphoma and chronic lymphocytic leukemia.

•
Continued progress screening and enrolling patients in the HALO-301 study of PEGPH20 in combination with ABRAXANE® (nab-paclitaxel) and gemcitabine in first line metastatic pancreas cancer patients with high levels of tumor hyaluronan (HA-High). An interim analysis will be conducted for the first primary endpoint of progression-free survival when the target number of events has been reached, which the company projects will be in late Q4 2018. At that time, Halozyme projects approximately 500 patients will have been enrolled in the study.

•
Initiating multiple trials in collaboration with Genentech to evaluate PEGPH20 in combination with TECENTRIQ® (atezolizumab) in four tumor types. Studies include a Halozyme-sponsored randomized clinical trial in patients with previously untreated, unresectable, locally advanced, or metastatic cholangiocarcinoma and gallbladder adenocarcinoma and two Genentech-funded and operated, Phase 1b/2 multi-arm clinical studies evaluating patients with previously treated metastatic pancreatic ductal adenocarcinoma and previously treated locally advanced unresectable or metastatic gastric cancer. The studies are part of a clinical collaboration agreement announced in 2016 to evaluate PEGPH20 and atezolizumab in up to eight tumor types.

Third Quarter 2017 Financial Highlights

•
Revenue for the third quarter was $63.7 million compared to $31.9 million for the third quarter of 2016. The year-over-year increase was driven by a $30 million upfront payment from Roche and growth in royalties from partner sales of Herceptin® (trastuzumab) SC, MabThera® (rituximab) SC and HYQVIA®(Immune Globulin Infusion 10% (Human) with Recombinant Human Hyaluronidase) offset by a decrease in research and development reimbursements and license payments from ENHANZE partners. Revenue for the third quarter included $17.1 million in royalties, an increase of 31 percent from the prior-year period, $9.8 million in sales of bulk rHuPH20 primarily for use in manufacturing collaboration products and $3.8 million in HYLENEX® recombinant (hyaluronidase human injection) product sales.

•
Research and development expenses for the third quarter were $34.0 million, compared to $33.9 million for the third quarter of 2016. The increase was primarily due to a ramp in spending associated with the HALO-301 study.

•
Selling, general and administrative expenses for the third quarter were $13.3 million, compared to $11.6 million for the third quarter of 2016. The increase was primarily due to personnel expenses, including stock compensation, for the period.

•	Net income for the third quarter was $2.7 million, or $0.02 per share, compared to net loss in the third quarter of 2016 of $28.9 million, or $0.23 per share.

•	Cash, cash equivalents and marketable securities were $316.9 million at September 30, 2017, compared to $297.5 million at June 30, 2017.

Financial Outlook for 2017

Halozyme updated year-end guidance, now expecting:

•	Net revenue increasing from the prior range of $245 million to $260 million announced on Sept. 14 to $265 million to $280 million, driven by stronger product sales, royalties, and sponsored research;

•	Operating expenses decreasing from the prior range of $240 million to $250 million to $230 million to $240 million;

•	Positive operating cash flow increasing from the prior range of $50 million to $60 million to $70 million to $85 million;

•	Year-end cash balance increasing from the prior range of $380 million to $395 million to $400 million to $415 million.

Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call for the third quarter of 2017 today, Tuesday, November 7 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Helen Torley, president and chief executive officer, will lead the call. The call will be webcast live through the "Investors" section of Halozyme's corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit http://www.halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. The call may also be accessed at (877) 410-5657 (domestic callers) (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 19320711.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly and Bristol-Myers Squibb for its ENHANZE® drug delivery technology. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2017, entering into new collaboration agreements, the development and commercialization of product candidates, including timing of clinical trial results announcements and future development and commercial activities of our collaboration partners, the potential benefits and attributes of such product candidates and expected financial outlook for 2017) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected delays in entering into new collaboration agreements, unexpected results or delays in development of product candidates, including delays in clinical trial patient enrollment and development activities of our collaboration partners, and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2017.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Product sales, net	$13,589	$13,331	$37,803	$39,970
Royalties	17,119	13,036	45,839	36,695
Revenues under collaborative agreements	33,023	5,486	43,407	31,023
Total revenues	63,731	31,853	127,049	107,688

Operating expenses:
Cost of product sales	8,332	9,134	23,664	25,204
Research and development	33,993	33,863	109,267	109,493
Selling, general and administrative	13,329	11,599	39,045	33,626
Total operating expenses	55,654	54,596	171,976	168,323

Operating income (loss)	8,077	(22,743)	(44,927)	(60,635)
Other income (expense):
Investment and other income, net	790	334	1,512	960
Interest expense	(5,538)	(5,253)	(16,526)	(14,378)
Income (loss) before income taxes	3,329	(27,662)	(59,941)	(74,053)
Income tax expense	580	1,284	970	1,584
Net income (loss)	$2,749	$(28,946)	$(60,911)	$(75,637)

Net income (loss) per share:
Basic	$0.02	$(0.23)	$(0.45)	$(0.59)
Diluted	$0.02	$(0.23)	$(0.45)	$(0.59)

Shares used in computing net income (loss) per share:
Basic	141,190	128,154	134,633	127,886
Diluted	143,236	128,154	134,633	127,886

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$164,397	$66,764
Marketable securities, available-for-sale	152,525	138,217
Accounts receivable, net	14,695	15,680
Inventories	9,331	14,623
Prepaid expenses and other assets	12,397	21,248
Total current assets	353,345	256,532
Property and equipment, net	3,232	4,264
Prepaid expenses and other assets	72	219
Restricted cash	500	500
Total assets	$357,149	$261,515

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,152	$3,578
Accrued expenses	32,370	28,821
Deferred revenue, current portion	4,093	4,793
Current portion of long-term debt, net	61,433	17,393
Total current liabilities	102,048	54,585

Deferred revenue, net of current portion	36,755	39,825
Long-term debt, net	145,417	199,228
Other long-term liabilities	540	358

Stockholders’ equity (deficit):
Common stock	142	130
Additional paid-in capital	718,553	552,737
Accumulated other comprehensive loss	(53)	(6)
Accumulated deficit	(646,253)	(585,342)
Total stockholders’ equity (deficit)	72,389	(32,481)
Total liabilities and stockholders’ equity (deficit)	$357,149	$261,515

###